EXHIBIT 32.1
CERTIFICATION OF 10-K REPORT
OF
EXABYTE CORPORATION
FOR THE YEAR ENDED DECEMBER 31, 2005
The undersigned are the Chief Executive Officer and the Chief Financial Officer of Exabyte Corporation (“Exabyte”). This Certification is made pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. This Certification accompanies the 10-K Report of Exabyte for the year ended December 31, 2005.
We certify that such 10-K Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such 10-K Report fairly presents, in all material respects, the financial condition and results of operations of Exabyte.
This Certification is executed as of March 15, 2006.

/s/ TOM W. WARD

Tom W. Ward President and Chief Executive Officer (Principal Executive Officer)

/s/ CARROLL A. WALLACE

Carroll A. Wallace Chief Financial Officer, Treasurer (Principal Financial and Accounting Officer)